Nucor Reports Results for Third Quarter and First Nine Months of 2010

CHARLOTTE, N.C., Oct. 21 /PRNewswire-FirstCall/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $23.5 million, or $0.07 per diluted share, for the third quarter of 2010. By comparison, Nucor reported net earnings of $91.0 million, or $0.29 per diluted share, in the second quarter of 2010 and a net loss of $29.5 million, or $0.10 per diluted share, in the third quarter of 2009.

In the first nine months of 2010, Nucor reported consolidated net earnings of $145.5 million, or $0.46 per diluted share, compared with a net loss of $352.5 million, or $1.12 per diluted share, in the first nine months of 2009.

In the third quarter of 2010, Nucor's consolidated net sales decreased 1% to $4.14 billion compared with $4.20 billion in the second quarter of 2010 and increased 33% compared with $3.12 billion in the third quarter of 2009.  Average sales price per ton decreased 3% from the second quarter of 2010 and increased 20% over the third quarter of 2009.  Total tons shipped to outside customers were 5,633,000 tons in the third quarter of 2010, an increase of 1% over the second quarter of 2010 and an increase of 10% over the third quarter of 2009.  Total third quarter steel mill shipments increased 9% over the third quarter of 2009 and increased 2% over the second quarter of 2010.  Third quarter downstream steel products shipments to outside customers increased 13% over the third quarter of 2009 and 5% over the second quarter of 2010.

In the first nine months of 2010, Nucor's consolidated net sales increased 45% to $11.99 billion, compared with $8.25 billion in last year's first nine months.  Average sales price per ton increased 13% while total tons shipped to outside customers increased 29% over the first nine months of 2009.

The average scrap and scrap substitute cost per ton used in the third quarter of 2010 was $354, a decrease of 5% compared with $373 in the second quarter of 2010 and an increase of 18% over $299 in the third quarter of 2009.  The average scrap and scrap substitute cost per ton used in the first nine months of 2010 increased 12% to $348 compared to $312 in the first nine months of 2009.

Nucor recorded a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $50 million in the third quarter of 2010, compared with a charge of $67 million in the second quarter of 2010 and a credit of $120 million in the third quarter of 2009.  In the first nine months of 2010, the LIFO charge was $141 million compared to a credit of $350 million in the first nine months of 2009.  The third quarter LIFO charge was less than anticipated at the time we gave our quantitative guidance.

Overall operating rates at our steel mills in the third quarter (68%) were down from the second quarter (71%) and were flat compared to the third quarter of last year.  Steel mill utilization increased from 53% in the first nine months of 2009 to 71% in the first nine months of 2010.

Total energy costs increased approximately $4 per ton from the second quarter of 2010 and from the third quarter of 2009 primarily due to higher electricity unit costs.  During the first nine months of 2010, total energy costs decreased $4 per ton compared with the first nine months of 2009 primarily due to an increase in production.

Pre-operating and start-up costs of new facilities decreased from $47.1 million in the third quarter of 2009 to $41.9 million in the third quarter of 2010 and increased from $111.9 million in the first nine months of 2009 to $135.8 million in the first nine months of 2010.  In 2010, these costs primarily related to the special bar quality ("SBQ") mill in Memphis, Tennessee, and the galvanizing line in Decatur, Alabama.

In September, Nucor issued $600 million in debt maturing in 2022 with an interest rate of 4.125%. Our liquidity position remains strong with $2.01 billion in cash and cash equivalents and short-term investments and an undrawn $1.3 billion revolving credit facility that matures in November 2012.

In September, Nucor's board of directors declared a cash dividend of $0.36 per share payable on November 11, 2010 to stockholders of record on September 30, 2010.  This dividend is Nucor's 150th consecutive quarterly cash dividend, a record we expect to continue.

Also in September, Nucor announced the selection of St. James Parish, Louisiana, for the construction of a planned $750 million iron making facility, subject to receipt of all requisite environmental permits.  The 2,500,000 tons-per-year iron making facility will use direct reduction technology to convert natural gas and iron ore pellets into high quality direct reduced iron ("DRI") used by Nucor's steel mills, along with recycled scrap, in producing numerous high quality steel products such as sheet, plate and SBQ steel.  The DRI facility is the first phase of a multi-phase plan that may include an additional DRI facility, coke plant, blast furnace, pellet plant and steel mill.

Operating results excluding LIFO deteriorated from the second quarter, primarily due to lower margins stemming from lower realized selling prices on most steel mill products.  This performance is consistent with our comments at the end of the second quarter in which we noted that there was a general slowdown taking place across all product lines.  The economy has entered into a period of increased uncertainty, both in the U.S. and globally.  The fourth quarter may indeed turn out to be the most challenging quarter of the year.  The most challenging markets for our products continue to be those associated with residential and non-residential construction, which continue to show little, if any, strength.  This is true for our downstream businesses, particularly rebar fabrication where pricing has continued to deteriorate because of extremely weak demand.  It is also true for our sheet and plate mills, which compete in an over-supplied market that has been further pressured by recent new sheet capacity.  We will provide additional and more quantitative earnings guidance after the midpoint between our quarterly earnings releases.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties.  The words "believe," "expect," "project," "will," "should" and similar expressions are intended to identify those forward-looking statements.  Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including competition from imports and substitute materials; and (5) capital investments and their impact on our performance.  These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2009 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's third quarter results on October 21, 2010 at 2:00 p.m. eastern time.  The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Oct. 2, 2010	Oct. 3, 2009	Percentage Change	Oct. 2, 2010	Oct. 3, 2009	Percentage Change
Steel mills production	4,426	4,433	-	13,786	10,276	34%
Steel mills total shipments	4,702	4,312	9%	14,005	10,119	38%

Sales tons to outside customers:
Steel mills	3,993	3,705	8%	11,981	8,707	38%
Joist	71	69	3%	202	194	4%
Deck	81	84	-4%	230	232	-1%
Cold finished	123	87	41%	351	243	44%
Fabricated concrete
reinforcing steel	291	280	4%	751	743	1%
Other	1,074	889	21%	3,170	2,819	12%
	5,633	5,114	10%	16,685	12,938	29%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended

	Oct. 2, 2010	Oct. 3, 2009	Oct. 2, 2010	Oct. 3, 2009

Net sales	$4,140,069	$3,120,005	$11,990,877	$8,252,352

Costs, expenses and other:
Cost of products sold	3,949,779	3,000,851	11,279,755	8,319,079
Marketing, administrative and other expenses	88,866	96,280	289,230	268,783
Equity in losses of unconsolidated affiliates	5,732	9,633	31,481	69,431
Interest expense, net	37,686	34,725	112,796	99,047
	4,082,063	3,141,489	11,713,262	8,756,340
Earnings (loss) before income taxes and
noncontrolling interests	58,006	(21,484)	277,615	(503,988)
Provision for (benefit from) income taxes	7,982	(16,173)	80,179	(180,383)
Net earnings (loss)	50,024	(5,311)	197,436	(323,605)
Earnings attributable to
noncontrolling interests	26,529	24,227	51,985	28,915
Net earnings (loss) attributable to
Nucor stockholders	$ 23,495	$ (29,538)	$ 145,451	$ (352,520)

Net earnings (loss) per share:
Basic	$0.07	($0.10)	$0.46	($1.12)
Diluted	$0.07	($0.10)	$0.46	($1.12)

Average shares outstanding:
Basic	316,223	315,173	315,842	314,743
Diluted	316,756	315,173	316,483	314,743

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Oct. 2, 2010	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 1,850,093	$ 2,016,981
Short-term investments	156,495	225,000
Accounts receivable, net	1,468,676	1,116,035
Inventories, net	1,649,605	1,312,903
Other current assets	636,244	511,329

Total current assets	5,761,113	5,182,248

Property, plant and equipment, net	3,847,931	4,013,836

Goodwill	1,831,685	1,803,021

Other intangible assets, net	870,636	902,922

Other assets	949,560	669,877

Total assets	$ 13,260,925	$ 12,571,904

LIABILITIES
Current liabilities:
Short-term debt	$ 3,092	$ 1,748
Long-term debt due within one year	-	6,000
Accounts payable	817,785	707,038
Salaries, wages and related accruals	236,505	154,997
Accrued expenses and other current liabilities	420,883	357,274

Total current liabilities	1,478,265	1,227,057

Long-term debt due after one year	3,680,200	3,080,200

Deferred credits and other liabilities	672,111	680,358

Total liabilities	5,830,576	4,987,615

EQUITY
Nucor stockholders' equity:
Common stock	150,158	149,877
Additional paid-in capital	1,701,921	1,675,777
Retained earnings	6,922,580	7,120,218
Accumulated other comprehensive loss,
net of income taxes	(37,356)	(41,056)
Treasury stock	(1,509,986)	(1,514,290)
Total Nucor stockholders' equity	7,227,317	7,390,526

Noncontrolling interests	203,032	193,763

Total equity	7,430,349	7,584,289

Total liabilities and equity	$ 13,260,925	$ 12,571,904

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended

	Oct. 2, 2010	Oct. 3, 2009

Operating activities:
Net earnings (loss)	$ 197,436	$ (323,605)
Adjustments:
Depreciation	385,107	367,966
Amortization	53,378	54,138
Stock-based compensation	34,115	43,460
Deferred income taxes	30,150	51,104
Equity in losses of unconsolidated affiliates	31,481	69,431
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(340,933)	92,210
Inventories	(325,549)	1,113,104
Accounts payable	107,902	212,291
Federal income taxes	(48,024)	(381,153)
Salaries, wages and related accruals	86,315	(366,261)
Other	4,863	17,575

Cash provided by operating activities	216,241	950,260

Investing activities:
Capital expenditures	(238,330)	(316,024)
Investment in and advances to affiliates	(427,788)	(60,295)
Repayment of advances to affiliates	48,885	-
Disposition of plant and equipment	18,998	10,486
Acquisitions (net of cash acquired)	(64,885)	(24,714)
Purchases of investments	(240,495)	(261,389)
Proceeds from the sale of investments	309,000	-

Cash used in investing activities	(594,615)	(651,936)

Financing activities:
Net change in short-term debt	1,343	(5,222)
Repayment of long-term debt	(6,000)	(180,400)
Proceeds from issuance of long-term debt, net of discount	598,992	-
Debt issuance costs	(4,050)	-
Issuance of common stock	3,648	3,556
Excess tax benefits from stock-based compensation	(1,500)	(3,200)
Distributions to noncontrolling interests	(42,723)	(186,104)
Cash dividends	(342,863)	(332,096)

Cash provided by (used in) financing activities	206,847	(703,466)

Effect of exchange rate changes on cash	4,639	7,683

Decrease in cash and cash equivalents	(166,888)	(397,459)

Cash and cash equivalents - beginning of year	2,016,981	2,355,130

Cash and cash equivalents - end of nine months	$ 1,850,093	$ 1,957,671

CONTACT:  Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208